Exhibit 2.02
AMENDING AGREEMENT
               THIS AMENDING AGREEMENT made as of the 17th day of January, 2011.
BETWEEN:
TELEDYNE TECHNOLOGIES INCORPORATED, a corporation incorporated under the laws of the State of Delaware (“Parent”)

— and —

TELEDYNE CANADA, INC., a corporation incorporated under the laws of the Province of Ontario (“Acquisition Sub”)

— and —

DALSA CORPORATION, a corporation amalgamated under the laws of the Province of Ontario (the “Company”)
WHEREAS Parent, Acquisition Sub and the Company have entered into an arrangement agreement (the “Arrangement Agreement”) dated as of December 22, 2010 with respect to the indirect acquisition by Parent of all of the issued and outstanding common shares of the Company by way of plan of arrangement;
AND WHEREAS Parent, Acquisition Sub and the Company wish to amend the Arrangement Agreement to clarify certain terms of the Arrangement Agreement;
NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the foregoing and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.	The parties hereto hereby agree to amend the Arrangement Agreement as follows:
(a)	clause 5.1(1)(b)(ii) of the Arrangement Agreement shall be amended by inserting the phrase “at any time prior to the Effective Time,” before the word “declare” so that the clause reads as follows:
“at any time prior to the Effective Time, declare, set aside or pay any dividend or other distribution or payment (whether in cash, shares or property) in respect of the Maple Shares owned by any person or the securities of any Subsidiary owned by a person other than Maple, other than Maple’s ordinary course quarterly dividend expected to be declared on or about January 27, 2011 in an amount not to exceed $0.07 per Maple Share”;

(b)	subsections 5.1(1)(h), 5.1(1)(i) and 5.1(1)(j) of the Arrangement Agreement shall be amended to become subsections 5.1(1)(g)(iv), 5.1(1)(g)(v) and 5.1(1)(g)(vi), respectively, such that these subsections are items that neither the Company nor any of its Subsidiaries shall do pursuant to the introductory phrase of subsection 5.1(1)(g);

(c)	the subsection of the Arrangement Agreement that was amended to become subsection 5.1(1)(g)(v) pursuant to subsection 1(b) of this Amending Agreement shall be further amended by inserting the word “or” at the end of the subsection so that the subsection reads as follows:
“materially amend or, except as required by applicable Law, make any contribution to any Maple Plans; or”
(d)	subsection 5.1(1)(o) shall be amended such that the references therein to subsections 5.1(g) and 5.1(c) shall instead be references to subsections 5.1(1)(g) and 5.1(1)(c) respectively; and

(e)	clause 5.1(1)(o)(D) shall be amended such that the reference therein to subsection 5.1(c) shall instead be a reference to subsection 5.1(1)(e).
2.	Except for the foregoing amendments, the parties hereto acknowledge and confirm that the Arrangement Agreement shall remain in full force and effect, unamended, and, upon the execution of this Amending Agreement, the Arrangement Agreement and this Amending Agreement shall be deemed to constitute the entire Arrangement Agreement.

3.	In the event of any inconsistency between the terms of this Amending Agreement and the terms of the Arrangement Agreement, the provisions of this Amending Agreement shall prevail.

4.	This Amending Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of Ontario and the laws of Canada applicable therein, and shall be construed and treated in all respects as an Ontario contract. Each of the parties hereto hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario in respect of all matters arising under and in relation to this Amending Agreement.

5.	Each of the parties hereto agrees to take all actions necessary to give effect to the amendments to the Arrangement Agreement contained in Section 1 of this Amending Agreement.

6.	This Amending Agreement may be amended by mutual agreement between the parties hereto. It may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.	This Amending Agreement may not be assigned by any party hereto without the prior express written consent of the other parties hereto.

8.	Time shall be of the essence in this Amending Agreement.

9.	This Amending Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

10.	This Amending Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The parties hereto shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Amending Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the parties.
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IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date above written.

TELEDYNE TECHNOLOGIES INCORPORATED
By:	/s/ Robert Mehrabian
Robert Mehrabian
Chairman, President and Chief Executive Officer

TELEDYNE CANADA, INC.
By:	/s/ Robert Mehrabian
Robert Mehrabian
Chairman

DALSA CORPORATION
By:	/s/ Savvas Chamberlain
Savvas Chamberlain
Chairman